FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
         Crocco, Charles A. Jr.
         19 North Moger Avenue
         Mt. Kisco, NY 100549

2. Issuer Name and Ticker or Trading Symbol:     First Banks America, Inc. FBA

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year:                July 2000


5. If Amendment, Date of Original   (Month/Year)


6. Relationship of Reporting Person to Issuer
              (Check all applicable)

       X   Director                                  10% Owner
     -----                                     -----

           Officer (give title below)          Other (Specify below)
     -----

7. Individual or Joint/Group Filing (Check applicable line):

         X   Form filed by One Reporting Person
     -------

             Form filed by more than One Reporting Person
     -------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security:         Common Stock (Par value $0.15)

2. Transaction Date (Month/Day/Year): July 1, 2000

3. Transaction Code        V:

4. Securities Acquired (A) or disposed of (D)         A
                                Amount 500           Price:      *
                                       ---                     -----

5. Amount of Securities Beneficially Owned at End of Month:
                                                               7,772
                                                               -----
6. Ownership Form Direct (D) or Indirect (I):        D

7. Nature of Indirect Beneficial Ownership:

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts calls, warrants, options, convertible securities)
-------------------------------------------------------------

1.  Title of Derivative Security       N/A
2.  Conversion or Exercise Price of Derivative Security  N/A
3.  Transaction Date (Month/Day/Year): N/A
4.  Transaction Code  Code____ V_____  N/A
5.  Number of Derivative Securities Acquired (A)____ or Disposed of (D)____
             N/A
6.  Date Exercisable and Expiration Date (Month/Day/Year)         N/A
    Date Exercisable ____________      Expiration Date ____________
             N/A
7.  Title and Amount of Underlying Securities:  N/A
    Title ____________________    Amount or Number of Shares __________:  N/A
8.  Price of Derivative Security:               N/A
9.  Number of Derivative Securities Beneficially Owned at End of Month:   N/A
10. Ownership Form of Derivative Security Direct (D) or Indirect (i)      N/A
11. Nature of Indirect Beneficial Ownership:    N/A

Explanation of Responses: *Shares were issued to qualifying directors in accordance with a 1993 Stock Bonus Plan.



/s/Charles A. Crocco, Jr.
------------------------------
Signature of Reporting Person

Date: July 29, 2000                                           SEC 1474 (7/96)